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                                                                     EXHIBIT 5.1




                                 August 18, 1999



Wink Communications, Inc.
1001 Marina Village Parkway
Alameda, California  94501

        RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 18, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,113,265 shares under the 1994 Stock Plan, 2,500,000 shares under the 1999 Stock Plan, 250,000 shares under the 1999 Director Option Plan and 250,000 shares under the 1999 Employee Stock Purchase Plan (which Plans are referred to herein as the "Plans" and which Shares are referred to herein as the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI